Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT:

Michelle D. Esterman
Chief Financial Officer
T: +352 2469 7950
E: Michelle.Esterman@altisource.lu

ALTISOURCE PORTFOLIO SOLUTIONS SCHEDULES AN INVESTOR CONFERENCE CALL AND ADDRESSES FEES

Luxembourg, March 2, 2016 - On Thursday, March 10, 2016, Altisource Portfolio Solutions S.A. (“Altisource” or the “Company”) (NASDAQ: ASPS) will host an investor conference call at 11:00 a.m. EST to discuss our 2015 accomplishments and 2016 strategic initiatives. A presentation and a link to the live audio web cast will be available on the Company’s website in the Investor Relations section. Those who want to listen to the call should go to the website at least fifteen minutes prior to the call to register, download and install any necessary audio software. A replay of the conference call will be available via the website approximately two hours after the conclusion of the call and will remain available for approximately 30 days.

In addition, we want to address questions raised in the past few days by investors and media concerning our fees charged to Ocwen. We want to be clear that we record revenue we earn from Ocwen under service agreements at rates we believe to be comparable to market rates, and we believe these rates are consistent with the fees we charge to other customers and/or fees charged by our competitors for comparable services.

Chief Executive Officer William B. Shepro commented, “I am extremely pleased with our 2015 operating results, as well as the progress we have made with our strategic initiatives. I believe we are positioned well for future growth and continued customer diversification. We are maintaining our 2016 financial scenarios.”

Forward-Looking Statements

This press release contains forward-looking statements that involve a number of risks and uncertainties. These forward-looking statements include all statements that are not historical fact, including statements about management’s beliefs and expectations. These statements may be identified by words such as “anticipate,” “intend,” “expect,” “may,” “could,” “should,” “would,” “plan,” “estimate,” “seek,” “believe,” “potential” and similar expressions. Forward-looking statements are based on management’s beliefs as well as assumptions made by and information currently available to management. Because such statements are based on expectations as to the future and are not statements of historical fact, actual results may differ materially from what is contemplated by the forward-looking statements. Altisource undertakes no obligation to update any forward-looking statements whether as a result of new information, future events or otherwise. The risks and uncertainties to which forward-looking statements are subject include, but are not limited to, Altisource’s ability to integrate acquired businesses, retain key executives or employees, retain existing customers and attract new customers, general economic and market conditions, behavior of customers, suppliers and/or competitors, technological developments, governmental regulations, taxes and policies, availability of adequate and timely sources of liquidity and other risks and uncertainties detailed in the “Forward-Looking Statements,” “Risk Factors” and other sections of Altisource’s Form 10-K and other filings with the Securities and Exchange Commission.

About Altisource

Altisource Portfolio Solutions S.A. is a premier marketplace and transaction solutions provider for the real estate, mortgage and consumer debt industries. Altisource’s proprietary business processes, vendor and electronic payment management software and behavioral science-based analytics improve outcomes for marketplace participants. Additional information is available at www.Altisource.com.